UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2013

AJS BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	000-55083	To be determined
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

14757 South Cicero Avenue, Midlothian, Illinois	60445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (708) 687-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 9, 2013, AJS Bancorp, Inc., a Maryland corporation (“New AJS Bancorp”), announced that it had completed its second-step conversion and related public offering. A.J. Smith Federal Savings Bank is now 100% owned by New AJS Bancorp and New AJS Bancorp is 100% owned by public stockholders. New AJS Bancorp sold 1,406,677 shares of common stock at $10.00 per share in the offering.

Concurrent with the completion of the offering, shares of common stock of AJS Bancorp, Inc., a federal corporation (“Old AJS Bancorp”), owned by public stockholders have been converted into the right to receive 1.1460 shares of New AJS Bancorp’s common stock for each share of Old AJS Bancorp’s common stock that they owned immediately prior to completion of the transaction. Cash in lieu of fractional shares will be paid based on the offering price of $10.00 per share. As a result of the offering and the exchange, New AJS Bancorp now has approximately 2,313,613 shares outstanding and received gross offering proceeds of $14.1 million.

A press release announcing the closing of the reorganization and stock offering is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated October 9, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AJS BANCORP, INC. (Registrant)
DATE: October 9, 2013	By:	/s/ Emily Lane
Emily Lane
Vice President and Chief Financial Officer